UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2003

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	0-6253 (Commission file number)	71-0407808 (I.R.S. employer identification No.)

501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)	71601 (Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

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ITEM 5.   OTHER EVENTS

        The following text is in reference to certain events that occurred on Tuesday, December 16, 2003.

        On December 16, 2003, the Company raised $30 million from a private trust preferred securities offering. The offering consisted of three series of trust preferred securities, each series in the amount of $10 million with a term of 30 years. The first series consists of floating rate securities, bearing interest at a rate equal to three month LIBOR plus 2.80%. The second series consists of securities with a fixed interest rate equal to 6.97% during the first seven years and a floating rate equal to three month LIBOR plus 2.80% for the remainder of the term. The third series consists of fixed rate securities bearing interest at 8.25% per annum.

        The proceeds of the offering will be used to fund acquisitions and for general corporate purposes. Approximately $17.0 million of the proceeds will be contributed to the capital of Simmons First National Bank and will be used for the repayment of the temporary financing recently utilized to complete the acquisition of nine bank branches in Arkansas from Union Planters Bank. An additional $11.4 million will be set aside to complete the pending acquisition of Alliance Bancorporation, Inc. in accordance with the terms of the definitive agreement announced on October 8, 2003. The remaining proceeds will be used for general corporate purposes.

        The Company anticipates the trust preferred securities will qualify as Tier 1 Capital for regulatory purposes.

FOR MORE INFORMATION CONTACT:
BARRY L. CROW
Executive Vice President and Chief Financial Officer
Simmons First National Corporation
(870) 541-1350
Ticker symbol: SFNC

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: December 16, 2003	/s/ Barry L. Crow Barry L. Crow, Executive Vice President and Chief Financial Officer